Serial No. : YH _______________

Employment Agreement

of

Anshan Easy Health Technology Development Co., Ltd.

Party A: Anshan Easy Health Technology Development Co., Ltd.
Party B: Dong Wei

Dated as of: 03-09-2012

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Party A: Anshan Easy Health Technology Development Co., Ltd.

Legal Representative: Song Gu

Address: 92-37 Shengli Bei Road, Lishan District Anshan City, Liaoning Province

Party B:  Dong Wei

Sex: male

ID #:

Date of Birth:

Date starting to work for Party A: 03-08-2012.

Address:

In accordance with the Labor Law of the People's Republic of China, Party A and Party B hereby agree to enter into the employment contract through equivalent negotiations and will abide by all the provisions of the contract.

Through mutual consultation, it is hereby agreed as follows:

I. Term of Contract

Article 1. The term of Contract is 3 years, from March 8th, 2012 to March 9th, 2015, during which the period from _____ to _____ shall be the probationary period (apprenticeship period).

II. Job Description

Article 2. Party B agrees to work in accordance with Party A’s requirements and, subject to Party A’s arrangement, as a CTO (chief Technology officer).

Article 3. Party B’s work should meet the criteria set in the “Instruction of Position”.

III. Labor Protection and Work Conditions

Article 4. Party A shall arranges Party B’s work according to the system of working hours.

Party B shall work 8 hours/per day and 40 hours/per week when the standard working hours system is implemented.

Party B shall work no more than 8 hours/per day and no more than 40 hours/per week when the system of a comprehensive calculation of working time is implemented.
Party B shall arrange his own work and rest time at his will on the condition of ensuring the completion of the tasks of Party A when the irregular working hours system is implemented.

Article 5. Party A shall comply with the provisions of the laws and regulations when arranging Party B’s overtime work. Party A shall pay Party B no less than 150% of his wage/salary if Party A arranges Party B to work longer hours; no less than 200% of his wage/salary if Party A arranges Party B to work on weekends and cannot arrange time off; and no less than 300% of his wage/salary if Party A arranges Party B to work on legal holidays.

The base of Party B overtime wage/salary is ____RMB Yuan/per day. Party A may arrange Party B time off at the same amount of overtime in which Party B has worked.

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Article 6. Party A shall provide Party B with necessary production (working) conditions and tools; establish and improve the production process; and make the operating procedures, the scope of work and occupational safety and health system.

Article 7. Party A shall provide Party B with education and training regarding professional ethics, business technology, labor safety, labor discipline and Party A’s regulations.

IV. Remuneration and Benefit

Article 8. Party A shall pay the remuneration to Party B in monetary way on a monthly basis before 10th every month. The monthly salary is 3,500 RMB Yuan.

Party B’s monthly salary during the probationary period (apprenticeship period) is ____.

Party B’s salary can be adjusted according to work position, work performance and development of the company.

Article 9. Party A shall pay Party B's monthly living expenses at _____ RMB Yuan or at the amount stipulated by the government of Anshan City if Party B doesn’t have sufficient work to do due to the business insufficiency of Party A.

V. Insurance and Welfare

Article 10. Party A and Party B shall purchase social insurance according to the applicable laws and regulations stipulated by the state and Anshan City. Party A shall handle the procedures regarding the social insurance for and on behalf of Party B.

Article 11. Where Party B suffers an illness or a non-work-related injury, Party B is entitled to the medical treatment stipulated by the state and Anshan City. Where the sick leave is not more than two days, Party A shall pay Party B 60% of Party B’s wage/salary; where the sick leave is more than 30 days continuously, Party A shall pay Party B 40% of Party B’s wage/salary.

Article 12. Where Party B suffers occupational disease or work-related injury, Party B is entitled to the medical treatment stipulated by the state and Anshan City.

Article 13. Party A shall provide Party B with the following welfare:_______________________.

VI. Labor Discipline

Article 14. Party A makes the rules, regulations and labor discipline according to the needs of the production and management.

Where Party B violates the rules, regulations and labor discipline made by Party A, Party A is entitled to punish Party B pursuant to the relevant rules, regulations and labor discipline including terminating the employment agreement.

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Article 15. Party B shall comply with all of the applicable rules and regulations regarding labor discipline, labor safety, hygiene, production processes, operating procedures and work specifications. Party B shall take good care of the property of Party A, comply with professional ethics, actively participate in the training provided by Party A to improve his own quality.

VII. Amendment and Termination of the Employment Agreement

Article 16. Party A and Party B shall amend the employment agreement and get the relevant amendment procedures done in time in any of the following circumstances,:
(A) Both parties agree on the amendment through negotiation;
(B) The objective circumstances based on which the employment agreement was entered into have been changed so significantly that the employment agreement cannot be fulfilled;
(C) The applicable laws, regulations and rules pursuant to which the employment agreement was entered into have been amended.

Article 17. Where one of the Parties requests an amendment in accordance with the Article 16 (B) herein, the Party shall inform the other Party in a written notice and the other Party shall respond to the request in writing within 15 days (including the 15th). It is deemed disagreement on the requested amendment if the requested Party doesn’t respond within 15 days.

Article 18. The employment agreement shall be terminated when both Parties agree on the termination through negotiation.

Article 19. Party A is entitled to terminate the employment agreement if Party B is found in any of the following circumstances: (i) during the probationary period, being approved unqualified for recruitment; (ii) violating the rules, regulations and labor discipline stipulated by Party A so seriously that the employment agreement may be terminated pursuant to the Party A’s rules or the employment agreement; (iii) conducting dereliction and fraud so seriously that significant damage is caused; and (iv) being convicted.

Article 20. Party A is entitled to terminate the employment agreement by sending a thirty (30) days prior notice to Party B in any of the following circumstances:

(i) Party B is unable to take up his original work or any other work arranged by Party A, or unsuitable for specific industry or position as per the relevant laws and regulations stipulated by the State and Anshan City while Party A cannot arrange him other work after the expiration of the specified period of medical treatment for illness or non-work-related injury;

(ii) Party B is incompetent for the post and remains incompetent after receiving training or being assigned to another post;

(iii) The objective circumstances based on which the employment agreement was entered into have been changed so significantly that the employment agreement cannot be fulfilled; while two Parties cannot reach agreement on the amendment of the employment agreement through negotiation.

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Article 21. After explaining the situation to all employees 30 days in advance, listening to the opinions of the trade union or the employees and reporting to the relevant governmental Labor and Social Security Department, Party A may terminate the employment agreement in any of the following circumstances where cutting jobs is necessary: (i) being in restructuring period before bankruptcy; (ii) relocating due to the prevention and control of industrial pollution sources; and (iii) being in serious difficulties of production and operation.

Article 22. Party A may not terminate the employment agreement pursuant to Article 20 and Article 21 herein in any of the following circumstances:

(i) Party B suffers occupational disease or work-related injury and has been confirmed to achieve the level of disability;

(ii) Party B is within the prescribed period of medical treatment for illness or for non-work-related injury;

(iii) Female employee is within her period of pregnant, puerperal, or breast-feeding;

(iv) Party B has worked for Party A for 10 consecutive years and it is less than 5 years to reach his retirement time;

(v) Where Party B is a Veteran, it is less than 3 years since he engaged his first work;

(vi) Where Party B is a worker converted from a farmer due to the land acquisition, it is less than 3 years since he engaged his first work;

(vii) Where Party B is a military man, it is during his compulsory military service; or

(viii) Where Party B is a representative of employees elected by all the employees, it is within 5 years after being elected during the term of the employment agreement.

Article 23. Party B shall inform Party A his termination decision by sending a thirty (30) days prior notice to Party A. Party A shall be obligated to cooperate with Party B on the termination procedure except when Party B has made damages to Party A and hasn’t compensated for Party A.

Article 24. Party B is entitled to terminate the employment agreement by informing Party A in any of the following circumstances:

(i) Party B is within the probationary period;

(ii) Party A forces Party B to work by resorting to violence, duress, or false imprisonment;

(iii) Party A doesn’t pay Party B or doesn’t provide Party B with the labor condition pursuant to the employment agreement; or

(iv) Party A doesn’t buy Party B social insurance according to the applicable laws.

Article 25. Upon the expiry of the employment agreement, if the agreement is not terminated due to Party A’s fault, the agreement shall be terminated automatically upon Party B’s will of termination.

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VIII. Expiration, Termination and Renewal of the Employment Agreement

Article 26. The Employment Agreement is terminated in any of the following circumstances:

(i) The agreement term is over/expired;

(ii) The conditions of termination of agreement are satisfied;

(iii) Party B reaches the age of retirement;

(iv) Party B goes bankrupt; or

(v) Other circumstances stipulated by applicable laws, regulations and rules occur.

Article 27. Party A shall notify Party B its intention of termination or renewal of the employment agreement in writing. with a written notice of the intention of termination or renewal thirty (30) days prior to the expiry of the employment agreement. Where Party A terminates the employment agreement without notifying Party B according to the employment agreement, Party A shall pay Party B the damage at the rate of one day wage which is the average daily wage in the previous month for per notice-delayed day.

Article 28. The two Parties shall renew the employment agreement under any of the following circumstances:

(i) Both Parties agree to renew the employment agreement;

(ii) Upon the expiry of the employment agreement, the two parties don’t terminate the employment agreement and the employment relationship between the two parties actually exists still even though they don’t renew the employment agreement while Party B requests a renewal of the employment agreement.

Under the circumstance of (ii) herein, where two parties disagree on the term of the renewed employment agreement, the term shall not be shorter than 12 months starting from the execution date of the renewal of the employment agreement. Where Party B meets the requirement of entering into an employment agreement with unlimited term, Party A should enter into an agreement with unlimited term with Party B.

IX. Economic Compensation, Severance and Damage

Article 29. Party A shall pay Party B at the following rate in the following circumstances:

(i) Where Party A deducts or unjustifiably defaults Party B’s wage/salary, or refuses to pay Party B’s overtime work, in addition to full payment of the wages/salaries of Party B, Party A should also offer an extra economic compensation at 25% of Party B’s wages/salaries;

(ii) Where the wages/salaries paid by Party A to Party B is lower than the minimum wage of Anshan City, in addition to making up the balance to meet the minimum wage of Anshan City, Party A should also offer an extra economic compensation at 25% of the balance.

Article 30. Party B shall be paid severance pay based on the number of years worked with Party A at the rate of one month’s wage which is the average monthly wage in the previous 12 months for each full year worked under any of the following circumstances. Any period of less than one year shall be counted as one year, but the maximum amount of severance pay is 12 months.

(i) Party A terminates the employment agreement through consulting Party B;

(ii) Party A terminates the employment agreement out of the reason that Party B is incompetent for the post and remains incompetent after receiving training or being assigned to another post;

(iii) Two Parties agree to terminate the employment agreement through negotiation after the agreement is expired, but not renewed due to Party A’s delay and the employment relationship between the two parties exists still.

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Article 31. Party B shall be paid severance pay based on the number of years worked with Party A at the rate of one month’s wage which is the average monthly wage in the previous year or in the previous 12 months (the higher applies) for each full year worked under any of the following circumstances. Any period of less than one year shall be counted as one year.

(i) Party B is unable to take up his original work or any other work arranged by Party A due to his illness or non-work-related injury;

(ii) The objective circumstances based on which the employment agreement was entered into have been changed so significantly that the employment agreement cannot be fulfilled; while two Parties cannot reach agreement on the amendment of the employment agreement through negotiation;

(iii) Party A lays off employees.

Article 32. Severance pay paid by Party A shall not be lower than the minimum wage of Anshan City.

Article 33. In addition to full payment of the severance pay owed to Party B, Party A should also offer an extra economic compensation at 50% of defaulted severance pay where Party A doesn’t pay Party B the severance pay pursuant to the relevant laws and regulations after Party A terminates the employment agreement.

Article 34. Where Party A terminates the employment agreement according to Article 20 (i) herein, Party B shall be paid medical aid at the amount of no less than wages of 6 months; plus 50% of the abovementioned amount on a condition of Party B suffering serious illness and plus 100% of the abovementioned amount on a condition of Party B suffering fatal illness.

Article 35. Where Party A terminates the employment agreement by breaching the agreement, or where the employment agreement is void due to Party A’s fault, as a result, Party B incurs damages, Party A shall pay the damages accordingly.

Article 36. Where Party A pay for Party B’s training and Party B terminates the agreement out of breach of the agreement, Party B shall pay all the expenses of training paid by Party A.

Article 37. Where Party A terminates the employment agreement out of the reasons stipulated in Article 19 (ii) and (iii) herein, Party B shall pay the damages Party A incurs thereby.

Article 38. Where Party B terminates the employment agreement by breaching the agreement or causes damage to Party A due to his breach of his responsibility of confidentiality, Party B shall pay the damages.

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X. Dispute Resolution and Others

Article 39. Disputes arising out of or in connection with the performance of the agreement, the parties may apply with the labor disputes mediation commission for mediation. If no agreement may be reached through such mediation, the parties may apply for arbitration with 60 days of dispute.

The parties may apply for arbitration directly without applying for the mediation.

Article 40. Matters not mentioned herein or difference between the agreement and the applicable rules of the state and Anshan City, the applicable rules must prevail.

Article 41. The employment agreement is made in duplicate, with each of Party A and Party B holding one (1) copy.

Party A: Song Gu		Party B: Wei Dong
(signature)	/s/ Song Gu	(signature)	/s/ Wei Dong

Date: 09/03/2012

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